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                                                        EXHIBIT 5(A)



                                        January 19, 1996



Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts 02110

   Re: BANK OF BOSTON CORPORATION'S REGISTRATION STATEMENT ON FORM S-8 RELATING TO THE THRIFT-INCENTIVE PLAN OF THE FIRST NATIONAL BANK OF BOSTON AND CERTAIN AFFILIATED COMPANIES

Ladies and Gentlemen:

   As General Counsel of Bank of Boston Corporation (the "Corporation") and The First National Bank of Boston (the "Bank"), I, and other attorneys in this office, have participated with the Corporation, its officers and officers of the Bank in the preparation for filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") covering 5,000,000 shares (together with an additional 163,321 shares remaining under Registration No. 33-23407 and being carried forward, the "Shares") of the Corporation's Common Stock, par value $2.25 per share, as well as an indeterminate amount of related interests (the "Interests") in the Thrift-Incentive Plan of The First National Bank of Boston and Certain Affiliated Companies (the "Plan"), which Shares and Interests may hereafter be acquired by participants ("Participants") in the Plan. In connection with filing the Registration Statement, the rules and regulations of the Commission require my opinion, in my capacity as General Counsel of the Corporation, on the matters set forth below.

   In rendering this opinion, I, and other attorneys in this office working under my supervision, have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Corporation, and have made such investigation of law and have discussed with the officers of the Corporation and the Bank such questions of fact as we have deemed necessary or appropriate. In rendering this opinion, I have relied upon certificates and statements of officers and directors of the Corporation and the Bank as to factual matters, and have assumed the genuiness of all documents submitted as copies.

   Based upon and subject to the foregoing, I am of the opinion that the Shares will be, upon the issuance thereof pursuant to the terms of the Plan, legally issued, fully paid and non-assessable.
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Bank of Boston Corporation      - 2 -                 January 19, 1996



   I am also of the opinion that the Plan confers valid Interests upon Participants, to the extent and upon the terms and conditions described in the Plan.

   I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel."

                                        Very truly yours,


                                        /s/ GARY A. SPIESS
                                        Gary A. Spiess
                                        General Counsel